Exhibit 99.1

June 18, 2019

Joseph Coccaro

President and Chief Executive Officer

Bogota Savings Bank

819 Teaneck Road

Teaneck, New Jersey 07666

Dear Mr. Coccaro:

This letter sets forth the agreement whereby Bogota Savings Bank, Teaneck, New Jersey, (the “Bank”), has engaged RP® Financial, LC. (“RP Financial”) for independent conversion appraisal services in conjunction with a minority stock offering to be conducted by a mid-tier holding company to be formed by the Bank. The specific appraisal services to be rendered, along with the timing and fee structure for these appraisal services, are described below.

These appraisal services will be performed by RP Financial senior staff with the assistance of associates.

Description of Appraisal Services

RP Financial will conduct financial due diligence, including interviews of senior management and reviews of historical and pro forma financial information and other documents and records, to gain insight into the operations, financial condition, profitability, market area, risks and various internal and external factors which will be considered in estimating the pro forma market value of the Bank in accordance with the applicable regulatory appraisal guidelines.

RP Financial will prepare a detailed written valuation report of the Bank and the mid-tier holding company that will be fully consistent with applicable regulatory appraisal guidelines and standard pro forma valuation practices, taking into consideration the intended minority stock offering. The appraisal report will include an analysis of the Bank’s financial condition and operating results, as well as an assessment of the Bank’s interest rate risk, credit risk and liquidity risk. The appraisal report will incorporate an evaluation of the Bank’s business strategies, market area, prospects for the future and the intended use of proceeds both in the short term and over the longer term. A peer group analysis relative to certain relatively comparable publicly-traded companies will be conducted for the purpose of determining appropriate valuation adjustments for the Bank relative to the peer group’s pricing ratios.

We will review pertinent sections of the prospectus and hold discussions with the Bank’s management and legal, accounting and investment banking representatives of the Bank regarding key information for the appraisal, including key deal elements on the

4250 North Fairfax Drive, Suite 600	Direct:	(703) 647-6549
Arlington, VA 22203	Telephone:	(703) 528-1700
E-Mail: joren@rpfinancial.com	Fax No.:	(703) 528-1788
	Toll-Free No.:	(866) 723-0594

Joseph F. Coccaro

June 18, 2019

appraised value, such as dividend policy and related regulatory requirements, use of proceeds and reinvestment rate, tax rate, offering expenses, characteristics of stock plans and the charitable foundation contribution (if applicable).

The original appraisal report will establish a midpoint pro forma market value in accordance with the applicable regulatory requirements. The appraisal report will provide the basis for the Bank to determine the size of the minority stock offering based on the percentage to be sold in the offering. The appraisal report may be periodically updated throughout the reorganization process as needed, and, in accordance with the applicable regulations, there will be at least one updated appraisal document prepared at the closing of the minority stock offering to determine the number of shares to be issued. In the event of a syndicated community offering it may be necessary to file an update in conjunction with the close of the subscription offering and before the pricing phase in the syndicated community offering. In the event of a syndicated community offering, RP Financial will participate in the various all hands calls regarding the offering results, pricing discussions and timing.

RP Financial agrees to deliver the original appraisal and subsequent updates, in writing, to the Bank at the above address in conjunction with the filing of the regulatory application. Subsequent updates will be filed promptly as certain events occur which would warrant the preparation and filing of such valuation updates. Further, RP Financial agrees to perform such other services as are necessary or required in connection with the regulatory review of the appraisal and respond to the regulatory comments, if any, regarding the valuation appraisal and subsequent updates. RP Financial will also prepare the pro forma presentations for inclusion in the prospectus, reflecting the original appraisal and subsequent updates, as appropriate.

RP Financial expects to formally present the appraisal report, including the appraisal methodology, peer group selection and assumptions, to the Board of Directors of the Bank (the “Board”) for review and consideration. If appropriate, RP Financial will present subsequent updates to the Board. It is understood that this appraisal may be presented either in person or telephonically.

Fee Structure and Payment Schedule

The Bank agrees to pay RP Financial a fixed fee of $67,500 for preparation and delivery of the original appraisal report and $7,500 for each subsequent update, plus reimbursable expenses. Payment of these fees shall be made according to the following schedule:

•	$10,000 upon execution of this letter of agreement engaging RP Financial’s appraisal services;

•	$57,500 upon delivery of the completed original appraisal report; and,

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$7,500 for each valuation update that may be required, provided that the transaction is not delayed for reasons described below. It is anticipated that there will be at least one appraisal update report, specifically the update to be prepared in conjunction with the completion of the stock offering.

The Bank will reimburse RP Financial for reasonable out-of-pocket expenses incurred in preparation of the original appraisal and subsequent updates. Such out-of-pocket expenses will likely include travel, printing, shipping, reasonable counsel fees, computer and data services, and

Joseph F. Coccaro

June 18, 2019

will not exceed $2,000 in the aggregate, excluding travel expenses, without the Bank’s authorization to exceed this level. Travel expenses will be invoiced as incurred.

In the event the Bank shall, for any reason, discontinue the conversion prior to delivery of the completed documents set forth above and payment of the respective progress payment fees, the Bank agrees to compensate RP Financial according to RP Financial’s standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee and expense caps noted above, after giving full credit to the initial retainer fee. RP Financial’s standard billing rates range from $125 per hour for research associates to $450 per hour for managing directors.

If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by the Bank and RP Financial. Such unforeseen events shall include, but not be limited to, material changes to the structure of the transaction such as inclusion of a simultaneous business combination transaction, material changes in the applicable regulations, appraisal guidelines or processing procedures as they relate to appraisals, material changes in management or procedures, operating policies or philosophies, or excessive delays or suspension of processing of applications by the regulators such that completion of the transaction requires the preparation by RP Financial of a new appraisal.

Covenants, Representations and Warranties

The Bank and RP Financial agree to the following:

1. The Bank agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall include, but not be limited to: annual audited and unaudited internal financial statements and management reports, business plans and budgets, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, and other corporate books and records. All information provided by the Bank to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if the MHC reorganization and minority stock offering is not consummated, or the services of RP Financial are terminated hereunder, RP Financial shall promptly return to the Bank the original and any copies of such information.

2. RP Financial represents that it will comply with any and all federal, state and local laws, regulations and ordinances governing or relating to the privacy, security, confidentiality or integrity of personal information, data, and confidential information (“Privacy Laws”). RP Financial shall implement such physical, administrative and technical safeguards as shall be necessary to ensure the security and confidentiality of any personal information, data, and confidential information it receives, including maintaining written policies and procedures detailing its compliance with any applicable Privacy Laws. Such written policies and procedures shall be made available to the Bank for review upon request. The Bank represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Bank’s knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or in response to informational requests by RP Financial fail to state a material fact

Joseph F. Coccaro

June 18, 2019

necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

3. (a) The Bank agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective members, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as “RP Financial”), from and against any and all losses, claims, damages and liabilities (including, but not limited to, reasonable attorneys’ fees, and all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Bank to RP Financial, either orally or in writing; (ii) the omission of a material fact from the financial statements or other information furnished or otherwise made available by the Bank to RP Financial; or (iii) any action or omission to act by the Bank, or the Bank’s respective officers, directors, employees or agents, which action or omission is undertaken in bad faith or is negligent. The Bank will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Reasonable time devoted by RP Financial to situations for which RP Financial is deemed entitled to indemnification hereunder, shall be an indemnifiable cost payable by the Bank at the normal hourly professional rate chargeable by such employee.

Notwithstanding anything in this agreement to the contrary, RP Financial shall notify the Bank immediately via telephone, to be followed up in writing, of any actual, suspected or threatened security breach or incident involving confidential information, and shall cooperate fully in investigating and responding to each successful or attempted security breach. RP Financial will defend, indemnify and hold the Bank harmless from and against all third party claims, losses, damages and liabilities arising out of a security breach and shall pay for all costs associated with responding to such breach, including without limitation, all legal, forensic, public relations, consultancy and other expert fees incurred by Bank, the costs of any and all notifications that Bank sends to individuals whose information was affected by any incident, and the cost of an annual credit monitoring services subscription for all such individuals.

(b) RP Financial shall give written notice to the Bank of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which RP Financial intends to base a claim for indemnification hereunder, including the name of counsel that RP Financial intends to engage in connection with any indemnification related matter. In the event the Bank elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, the Bank shall not be obligated to make payments under Section 3(c), but RP Financial will be entitled to be paid any amounts payable by the Bank hereunder within five days after the final non-appealable determination of such contest either by written acknowledgement of the Bank or a decision of a court of competent jurisdiction or alternative adjudication forum, unless it is determined in accordance with Section 3(c) hereof that RP Financial is not entitled to indemnity hereunder. If the Bank does not so elect to contest a claim for indemnification by RP Financial hereunder, RP Financial shall (subject to the Bank’s receipt of the written statement and undertaking under Section 3(c) hereof) be paid promptly and in any event within thirty days after receipt by the Bank of detailed billing statements or invoices for which RP Financial is entitled to reimbursement under Section 3(c) hereof.

Joseph F. Coccaro

June 18, 2019

(c) Subject to the Bank’s right to contest under Section 3(b) hereof, the Bank shall pay for or reimburse the reasonable expenses, including reasonable attorneys’ fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Bank: (1) a written statement of RP Financial’s good faith belief that it is entitled to indemnification hereunder; (2) a written undertaking to repay the advance if it ultimately is determined in a final, non-appealable adjudication of such proceeding that it or he is not entitled to such indemnification; and, (3) a detailed invoice of the expenses for which reimbursement is sought.

(d) In the event the Bank does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

This agreement constitutes the entire understanding of the Bank and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the Commonwealth of Virginia. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

The Bank and RP Financial are not affiliated, and neither the Bank nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other. RP Financial represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the regulations of the federal banking agencies or otherwise prohibit or restrict in anyway RP Financial from serving in the role of independent appraiser for the Bank.

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Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the engagement fee of $10,000.

Sincerely,

Director

Agreed To and Accepted By:	/s/ Joseph Coccaro
President and Chief Executive Officer

Upon Authorization of the Board of Directors of:	Bogota Savings Bank
Teaneck, New Jersey

Date Executed:	July 9, 2019